Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

     THIS AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of the 18th day of June, 2002 by and between H&R Block Services, Inc. (the “Company”) and Thomas L. Zimmerman (“Executive”) and constitutes an amendment to the Employment Agreement between the parties dated November 1, 2001 (the “Agreement”).

     WHEREAS, Executive will retire as President, U.S. Tax Operations of the Company and as a regular, full-time employee of the Company as of July 1, 2002;

     WHEREAS, the parties desire that Executive continue to be employed by the Company as a part-time employee for a period up to one year after July 1, 2002, subject to the terms and conditions specified herein and the Agreement, as amended hereby; and

     WHEREAS, the parties desire to set forth the terms and conditions upon which Executive will continue employment after July 1, 2002;

     NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the Company and Executive (collectively, the “Parties”) agree as follows:

1.	Change in Employment/Duties. Executive’s status as an officer of the Company, H&R Block Tax Services, Inc. and any other affiliate of the Company, and as a regular, full-time employee of the Company shall terminate as of the close of business on July 1, 2002. Executive shall continue to be employed by the Company under the Agreement, as amended hereby, after July 1, 2002 solely as a part-time employee of the Company and, after July 1, 2002, shall not be considered a regular, full-time employee of the Company. After July 1, 2002, Executive will work on such projects and assignments as are mutually agreed upon by the Company and Executive. Without affecting his status as an employee, on or before July 1, 2002, Executive shall resign as a director and as President, U.S. Tax Operations of the Company and as a director and/or officer of each affiliate of the Company for which he serves as of the date of this Amendment as a director and/or officer. Executive shall also assign any shares of stock of H&R Block Limited or any other subsidiary of the Company as to which Executive is the registered owner to such person or entity, and at such time or times, as shall be specified by the Company. To the extent that the provisions of this Section 1 of this Amendment are inconsistent with the provisions of Section 1.02(a) of the Agreement, the provisions of this Section 1 of this Amendment shall control.

2.	Compensation. Section 1.03 of the Agreement is amended effective July 1, 2002 by deleting the text of the existing Section 1.03 and replacing it with the following new text: “The Company will pay to Executive after July 1, 2002 a salary at the monthly rate of $1,000.00 (“Base Salary”) and will be paid such Base Salary in semi-monthly installments on the 15th and last day of each month.”

3.	Contracts, Commitments and Business Expenses. Section 1.06 of the Agreement is amended effective July 1, 2002 by deleting the existing Section 1.03 and replacing with the following new Section 1.06: “1.06 – Contracts, Commitments and Business Expenses. During the period July 2, 2002, through the date of the termination of the Agreement, Executive will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of the Company or any of its affiliates, nor will Executive incur any expenses on behalf of the Company without the Company’s prior written consent, except for such expenses as Zimmerman is reasonably required to incur for the projects and assignments described in Section 1 above. The Company shall promptly reimburse Executive for any such expenses paid by him.”

4.	Fringe Benefits. Section 1.07 of the Agreement is amended effective July 1, 2002 by deleting the text of the existing Section 1.07 and replacing it with the following new text: “During the term of Executive’s employment hereunder, and subject to the discretionary authority given to the applicable benefit plan administrators and any plan amendments or plan terminations made after the date of this Amendment, the Company will make available to Executive such medical, dental and vision benefits, Section 125 cafeteria plan benefits, supplemental group life insurance benefits, dependent life insurance benefits, supplemental accidental death & dismemberment benefits, and dependent accidental death & dismemberment benefits as are available to Executive as of July 1, 2002, provided that Executive shall be responsible for the entire premium cost of such benefits. Executive agrees that such cost shall be withheld from his base salary. Executive shall not participate in or receive the benefit of any basic group life insurance, basic accidental death and dismemberment insurance, short-term disability, long-term disability insurance, legal services, short-term incentive or other bonus plan or program, or any other fringe benefit plan or program except as provided in this Section 1.07. Executive shall not accrue sick leave, reserved sick leave, vacation or any other paid-time-off benefits after July 1, 2002. Executive will not continue as a participant in the Executive Survivor Plan after December 31, 2002, but will be entitled to continuation of coverage after such date in accordance with established Plan terms. Executive shall not be entitled to make any deferrals under the H&R Block Deferred Compensation Plan for Executives, as amended and restated, on or after July 1, 2002. Executive shall not be granted a stock option under the 1993 Long-Term Executive Compensation Plan or any similar plan on or as of June 30, 2002 or June 30, 2003, or any other date on which executives of the Company and its affiliates are generally granted stock options by H&R Block, Inc. Stock options that are outstanding shall become exercisable during the remaining term of the Agreement in accordance with the specific vesting terms of Executive’s Stock Option Agreements applicable to such options (including, but not limited to, any terms relating to vesting of the options through continuous employment and/or accelerated vesting of the options upon a ‘Change of Control’ or the achievement of certain ‘Closing Prices’ of H&R Block, Inc. Common Stock). Executive will have three (3) months after the termination of the Agreement (other than a termination for a reason specified in Section 1.08 of the Agreement) to exercise under the terms of applicable Stock Option Agreements any outstanding stock options granted to Executive under the 1993 Long-Term Executive Compensation Plan to the extent such options are exercisable as of the date of the termination of the Agreement.”

5.	Termination of Employment. Section 1.08 of the Agreement is amended by deleting Subsections 1.08 (b), (c), and (d) and replacing Subsection 1.08 (b) with the following new Subsection 1.08 (b):

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"(b) Termination on July 1, 2003. By mutual agreement, Executive’s employment with the Company and this Agreement shall automatically terminate (without the requirement of any notice) at the close of business on July 1, 2003 (the “Termination Date”), unless the parties agree to terminate such employment and this Agreement on a date earlier than the Termination Date (in which case, such earlier date shall become the Termination Date).”

Subsections 1.08 (a) and (e) are not modified by this Amendment.

6.	Agreement in Force. Except to the extent modified by this Amendment, the Agreement shall remain in full force and effect until it terminates in accordance with Section 1.08 of the Agreement, as said Section 1.08 is amended by this Amendment.

     IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the day and year first above written.

H&R BLOCK SERVICES, INC.

/s/ Jeffery W. Yabuki	/s/ Thomas L. Zimmerman

Jeffery W. Yabuki	Thomas L. Zimmerman
President

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